UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 23, 2022

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas,	New York,	NY	10036
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code	(212)	345-5000
    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $1.00 per share	MMC	New York Stock Exchange
Chicago Stock Exchange
London Stock Exchange
    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 23, 2022, Daniel S. Glaser, 62, informed the Board of Directors (the “Board”) of Marsh & McLennan Companies, Inc. (the “Company”) of his intention to retire as the Company’s President and Chief Executive Officer at the end of the year. Mr. Glaser will also retire from the Company’s Board concurrent with his retirement from the Company.

In addition, on September 23, 2022, the Board named John Q. Doyle, 58, currently the Company’s Group President and Chief Operating Officer, as Mr. Glaser’s successor and he will become President and Chief Executive Officer, effective January 1, 2023. In addition, Mr. Doyle will become a director of the Company effective January 1, 2023. Upon joining the Board, Mr. Doyle will serve as a member of the Board’s Finance Committee.

Mr. Doyle has served as Group President and Chief Operating Officer and Vice Chair of the Company since January 2022. Prior to his current role, he served as President and Chief Executive Officer of Marsh LLC (“Marsh”), a wholly-owned subsidiary of the Company, from July 2017 to December 2021, and as President of Marsh from April 2016 to July 2017. Prior to joining the Company, Mr. Doyle was most recently Chief Executive Officer of AIG’s commercial insurance businesses. Mr. Doyle began his career at AIG in 1986 and held several senior executive positions, including President and Chief Executive Officer of AIG property and casualty in the U.S., President and Chief Executive Officer of National Union Fire Insurance Company, and President of American Home Assurance Company.

Mr. Doyle serves on the boards of the Greenberg School of Risk Management at St. John’s University, the New York Police and Fire Widows and Children’s Benefit Fund and the Inner-City Scholarship Fund.

(e) On September 23, 2022, the Compensation Committee of the Board entered into an amendment (the “Amendment”) with Mr. Glaser to amend the Terms and Conditions of his Performance Stock Unit Awards granted on February 19, 2020 and February 22, 2021 (respectively, the “2020 PSU Award Agreement” and the “2021 PSU Award Agreement” and together, the “PSU Award Agreements”) in conjunction with the announcement of his retirement from the role of President and Chief Executive Officer of the Company. The terms of the Amendment, effective September 23, 2022, are described below.

Upon Mr. Glaser’s retirement, the Compensation Committee will promptly determine whether Mr. Glaser has (i) adequately performed his duties during his tenure; (ii) satisfactorily participated in the identification and development of his successor; and (iii) assisted in the transition of his duties and responsibilities to such successor. If the foregoing conditions have been met, a successor has assumed the position of President and Chief Executive Officer prior to or on the date of his termination of employment (unless such requirement has been waived by the Board) and Mr. Glaser executes and does not revoke a waiver and release agreement provided by the Company at the time of his termination, then all of Mr. Glaser’s unvested Performance Stock Units (“PSUs”) subject to the PSU Award Agreements that are outstanding as of such termination of employment will remain outstanding until the applicable scheduled vesting date and will be distributed as soon as practicable following the applicable vesting date as described in the PSU Award Agreements; provided that he has satisfied the “Conditions for All or a Portion of an Award to Remain Outstanding Following a Termination of Employment” set forth in Section III of the PSU Award Agreements, and provided further that the number of shares of Common Stock of the Company distributable in respect of such PSUs will be determined in accordance with Section II.B.1 of the PSU Award Agreements.

The foregoing summary is qualified in its entirety by reference to the letter agreement amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

A copy of the press release is also attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Letter Agreement Amendment, dated September 23, 2022, between Marsh & McLennan Companies, Inc. and Daniel S. Glaser.

99.1 Press release issued by Marsh & McLennan Companies, Inc. on September 26, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Connor Kuratek
Name:	Connor Kuratek
Title:	Deputy General Counsel & Corporate Secretary

Date: September 26, 2022